August 15, 2000



CONFIDENTIAL
------------



Mr. Lloyd W. Baldridge, Jr.
VP & Chief Financial Officer
Commissary Operations, Inc.
2629 Eugenia Avenue
Nashville, TN 37211-2118



Dear Lloyd:

We refer to the Term Sheet attached hereto as Exhibit A (the "Term Sheet") with respect to the proposed financing (the "Financing") to be provided by Bank of America, N.A. (the "Bank", "we" or "us") to Commissary Operations, Inc. (the "Borrower" or "you").

In connection with the foregoing and based on our discussions and on the financial statements, projections and other information furnished to us, the Bank is pleased to advise the Borrower of its commitment to provide the Financing upon the terms and conditions set forth or referred to in this commitment letter and in the Term Sheet.

Various terms essential to the Financing in addition to those set forth in the Term Sheet, including other definitive business covenants, must still be developed and agreed upon, and we specifically reserve the right to propose additional terms. Moreover, the Term Sheet does not purport to include all of the conditions, covenants, representations, warranties, defaults, definitions and other terms which would be contained in the definitive documents for the transaction, all of which must be satisfactory in form and substance to the Bank and our counsel and to you and your counsel prior to proceeding with the Financing.

Whether or not the transactions contemplated hereby are consummated, by the Borrower's acceptance hereof: (a) the Borrower agrees to bear all reasonable out-of-pocket expenses of the Bank (including costs of the Bank's due diligence review and all examination costs and expenses, including a per diem charge of $750 for each field exam auditor) and all fees and disbursements of the Bank's counsel relating to the preparation of this letter and of the loan documentation and to the transactions contemplated hereby and thereby, and
(b) the Borrower agrees to indemnify the Bank, its directors, officers and employees, and to defend and hold the Bank and such other persons harmless, from and against all losses, claims, damages, liabilities and expenses (including expenses of litigation and preparation therefor) which the Bank or such other persons may incur or which may be asserted against the Bank or such other persons in connection with or arising out of the matters referred to herein, except for damages resulting from the gross negligence or willful misconduct of


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Commissary Operations, Inc.
August 15, 2000
Page 2

the indemnitee. No such indemnitee shall be liable to the Borrower or any other entity for any indirect or consequential damages in connection with the Financing or this commitment letter.

The Bank acknowledges its previous receipt of $62,500 (the "Deposit") as a deposit against such expenses as are described in the preceding paragraph. The Deposit has been and may be applied immediately by the Bank against its expenses and the balance, if any, may be applied against future expenses. In the event that the Commitment Fee has not been paid, and either (a) the Borrower declines for any reason to borrow from the Bank, or (b) the financing transaction contemplated hereby is not consummated for any other reason whatsoever (other than as a result of the Bank's failure to close in breach of the terms of this commitment letter), the Bank shall be entitled to retain the full amount of the Deposit as compensation for administrative costs incurred and damages sustained, and the Borrower will pay all out of pocket expenses incurred by the Bank, including legal and examination fees.

In addition to the Deposit, the Borrower agrees to pay to the Bank a commitment fee (the "Commitment Fee") of $300,000, which, in accordance with our proposal letter with you dated June 16, 2000, shall be payable on the earlier of 10 days after the Bank's delivery of this letter to you and the closing of the Financing contemplated hereby. Notwithstanding the fact that the Commitment Fee is payable after the date hereof, and whether or not the Financing closes, the full Commitment Fee shall be fully earned by the Bank upon the issuance of this commitment letter by the Bank and shall not be subject to refund or rebate.

This letter shall be of no further effect if we have not received a signed copy hereof executed by you on or prior to 5:00 p.m. (Atlanta time) on August 21, 2000. In addition, if for whatever reason we have been unable to agree to definitive credit terms and conditions and enter into a definitive agreement prior to October 31, 2000, then, except for your obligations described in the preceding two paragraphs, neither the Bank nor the Borrower shall have any further obligation with respect to the Financing.

This letter and the Term Sheet, upon acceptance by you, constitute the entire understanding of the parties with respect to the subject matter hereof and supersede all prior and current understandings and agreements, whether written or oral, and any modifications or amendments to this letter and the Term Sheet must be agreed to in writing by all the parties hereto. This letter may be executed in any number of counterparts, which together shall constitute one instrument, and shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of Georgia.


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Commissary Operations, Inc.
August 15, 2000
Page 3


THE BORROWER AND THE BANK HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS LETTER, ANY TRANSACTION RELATING HERETO, OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

This letter is delivered to the Borrower on the understanding that neither this letter nor any of its terms or substance shall be disclosed, directly or indirectly, to any other person except to the Borrower's employees, agents and advisors who are directly involved in the consideration of this matter, to such persons as may be necessary in order to consummate the planned recapitalization of the Borrower, or as may be compelled to be disclosed in a judicial proceeding or as otherwise required by law. Violation of the provisions of this paragraph will render the commitment void and without further effect and the Borrower will forfeit the Deposit.

If the Borrower is in agreement with the foregoing, please sign and return to us a copy of this commitment letter no later than 5:00 p.m. (Atlanta time) on August 21, 2000. This commitment letter shall terminate at such time unless prior thereto we have received a signed copy of this letter.

We look forward to working with you on the Financing.

Very truly yours,

BANK OF AMERICA, N.A.
By:  /s/
   ---------------------------------------------
Name:  Kevin M. Moore
     -------------------------------------------
Title: Senior Vice President
      ------------------------------------------


Accepted and agreed:

COMMISSARY OPERATIONS, INC.
By:  /s/
   ----------------------------------------------
Name:  Lloyd W. Baldridge, Jr.
     --------------------------------------------
Title: Vice President and Chief Financial Officer
      --------------------------------------------

Dated: August 21st, 2000

                              EXHIBIT A

                             TERM SHEET
--------------------------------------------------------------------------


BORROWER:             Commissary Operations, Inc. ("Borrower").

LENDER:               Bank of America, N.A. ("Bank").

FACILITY:             $30.0 Million Revolving Credit Facility
                      ("Revolver"). A sublimit will be made available for the issuance of Letters of Credit.

                      Advances under the Revolver will be limited to: (a) 85% of eligible accounts receivable plus (b) 65% of eligible non-branded inventory plus (c) 25% of eligible branded inventory (all inventory shall be calculated at the lower of cost or market value).

                      Advances against franchise accounts receivable will be limited to $7,500,000. Advances against branded inventory will be limited to $5,000,000.

                      Standards of eligibility and any applicable reserves will be established by Bank in accordance with its customary asset based lending practices.

USE OF PROCEEDS:      To finance Borrower's recapitalization and to fund
                      ongoing working capital requirements.

SECURITY:             Perfected first security interest in all Borrower's
                      existing and hereafter acquired accounts receivable, inventory, real estate (including the leasehold interest in the Nashville meat packaging facility), property, plant, equipment, rolling stock, trademarks, chattel paper, documents, instruments, deposit accounts, contract rights, general intangibles, capital stock of wholly-owned subsidiaries, and proceeds from disposition of any of the above.

MINIMUM EXCESS
AVAILABILITY:         Borrower to have $1,000,000 excess availability at
                      closing and $1,000,000 at all times thereafter
                      (after reserving for amounts necessary to maintain
                      Borrower's trade payables and tax liabilities within terms).



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MATURITY:             The Revolver will be for an initial term of three
                      years.

                      In the event that the Facility is terminated by the Borrower prior to the end of the original term, Borrower will pay the Bank a 3% termination fee if such termination occurs in the first year following closing, a 1% termination fee if such termination occurs in the second year following closing, and $100,000 thereafter. No prepayment penalty would be due if Borrower refinances the Credit Facility with another Bank of America subsidiary.

LETTERS OF CREDIT
FACILITIES:           The Letters of Credit issued will mature no later
                      than 5 days prior to the maturity of the Credit
                      Facility, unless such letters of credit with maturity dates after the maturity of the Credit
                      Facility shall be cash secured at maturity.

INTEREST RATE
OPTIONS: On the Revolver, Borrower's option of: (1) Bank of America Prime lending rate plus one-half percent (0.50%) or (2) LIBOR plus two and three-quarters percent (2.75%) per annum. The LIBOR rate shall be adjusted for FDIC and regulatory reserve requirements. The LIBOR option will be subject to restrictions as to total outstanding amounts, initial amounts and incremental amounts, and maturity. All interest (as well as the unused line fee and letter of credit fees set forth herein) under the Credit Facility shall be calculated on the basis of a 360 day year for actual days lapsed.

                      An unused line fee of one-half of one percent (0.50%) per annum on the unused portion of the Revolver will be payable monthly in arrears.

                      In order to reimburse the Bank for the costs of delays in the collection and clearance of remittances applied to the loan, interest would be calculated as if each collection had been received one business day subsequent to its actual receipt.

COMMITMENT FEE:       As set forth in the commitment letter.

CAPITAL STRUCTURE:    Borrower shall maintain total stockholders' equity,
                      in an amount to be mutually agreed on by Borrower and Bank, at all times from closing through the maturity of the Credit Facility.

AUDIT FEES:           $25,000 per year, plus actual out of pocket
                      expenses, plus $750 per auditor per day.



                                     2

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LETTER OF CREDIT
CHARGES: A Letter of Credit fee on a per annum basis equal to the Revolver LIBOR margin rate (2.75%) on the stated amount of each Letter of Credit will be due and payable monthly in arrears, plus a one eighth of one percent (1/8%) Facing Fee per annum to be paid to the Bank (or its affiliate) for its own account. Standard issuance charges and amendment fees will be due and payable to the Bank upon the issuance of Letters of Credit.

COVENANTS:            The Financing Agreements will contain various
                      financial, affirmative and negative covenants typical of this type of transaction including, without limitation, Borrower's pledge to maintain a minimum tangible net worth and fixed charge coverage ratio. Restrictions on distributions, indebtedness, acquisitions, management fees, etc.
                      will be acceptable to the Bank. The financial covenants will be established at levels satisfactory to Bank and Borrower based on the Borrower's projections.

OTHER TERMS &
CONDITIONS:           Except as otherwise agreed to by the Bank, Borrower
                      will:

                      1. Provide the Bank with financial statements for each of Borrower's accounting periods, within thirty days of the end of each accounting period. In submitting financial statements to the Bank, Borrower would certify compliance with all representations, warranties, and covenants contained in the Financing Agreements;

                      2. Provide the Bank with annual consolidated audited financial statements and company prepared consolidating financial statements prepared in conformance with generally accepted accounting procedures ("GAAP"), within ninety days of each fiscal year end, accompanied by certification from Borrower evidencing compliance with all representations, warranties, and covenants contained in the Financing Agreements;

                      3. Maintain and preserve its corporate existence and all rights, privileges, franchises and other authority for the conduct of its business; maintain its properties and facilities in good order and repair; maintain insurance with responsible insurance carriers against such risks and in such amounts as is customarily carried by similar businesses, naming the Bank loss payee; and pay and discharge all taxes, assessments and governmental charges in a timely manner, except those being contested in good faith;

                      4.  Provide the Bank with annual financial
                      projections, prepared on a monthly basis in accordance with GAAP.

                      5. Reimburse the Bank for its reasonable due diligence, documentation and out of pocket costs including, but not limited to, reasonable attorney's fees and field exam fees (including a per diem charge of $750 per auditor), regardless of whether or not the transaction closes.

CONDITIONS
PRECEDENT:            1.  No material adverse change, in the opinion of
                      the Bank, in the assets, liabilities, business, financial condition or results of operations of Borrower, Shoney's Inc. or Captain D's.

                      2.  All environmental issues or existing
                      circumstances to be immaterial on the financial condition of Borrower as determined by the sole discretion of the Bank.

                      3.  Execution and delivery of documentation
                      required by the Bank, incorporating such conditions, covenants and other provisions as the Bank shall reasonably require. Such documentation shall include fee mortgages for all owned real property, a leasehold mortgage on the Nashville meat packaging facility, surveys, title insurance policies, security agreements, UCC financing statements, notation of liens on motor vehicle titles, landlord waivers, and opinion letters.

                      4. Borrower shall deposit all funds collected into blocked accounts controlled by the Bank and all funds so deposited shall be wire transferred to the Bank each day for application to the outstanding revolving loans.

                      5.  Consummation of the recapitalization of
                      Borrower, Shoney's Inc. and their affiliates on terms and conditions satisfactory to Bank, including the closing of Captain D's senior credit facility and Franchise Finance Corporation of America's real estate loan, and the buy-back of debentures and high yield debt, all on terms acceptable to Bank.

                      6. The absence of any litigation or proceeding that in Bank's judgment could reasonably be expected to have a materially adverse effect on Borrower, Shoney's Inc., Captain D's or the Financing.

                      7. All terms of Borrower's ground lease with respect to its Nashville, Tennessee facility shall be satisfactory to Bank.






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